Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact: Donald A. Williams, Chairman & CEO Michael J. Janosco Jr., CFO 413-568-1911

Westfield Financial, Inc. Announces That It Did Not Apply to the U.S. Department of Treasury to Participate in the Capital Purchase Program

Westfield, Massachusetts, November 17, 2008: Westfield Financial, Inc. (the "Company") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), announced that after careful consideration, it has decided not to participate in the U.S. Treasury's Capital Purchase Program which is part of the broader Troubled Asset Relief Program ("TARP").

Donald A. Williams, Chairman and Chief Executive Officer stated, "Westfield Financial is a strong, well capitalized institution. At September 30, 2008, the Company's ratio of Tier 1 capital to risk weighted assets was 44.04% and the ratio of Tier 1 capital to total adjusted assets was 25.65%. Both of these ratios are above the minimums of 6.00% and 5.00%, respectively, to be considered well capitalized under prompt corrective action requirements."

"We felt that the costs and restrictions associated with the TARP Capital Purchase Program outweighed the potential benefits," added Williams.

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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